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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

              -----------------------------------------------------


                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __) *


                              DENALI INCORPORATED
             ------------------------------------------------------
                                (Name of Issuer)


                         COMMON STOCK, $0.01 PAR VALUE
             ------------------------------------------------------
                         (Title of Class of Securities)


                                   248221103
             ------------------------------------------------------
                                 (CUSIP Number)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [     ]   Rule 13d-1(b)

                  [     ]   Rule 13d-1(c)

                  [  X  ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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CUSIP NO. 248221103                   13G                      PAGE 2 OF 6 PAGES
-------------------                                            -----------------


1.         NAME OF REPORTING PERSONS
           SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           J. TAFT SYMONDS
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *          (a) [ x ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES
--------------------------------------------------------------------------------
                                  5.        SOLE VOTING POWER

           NUMBER OF                        343,000
             SHARES               ----------------------------------------------
          BENEFICIALLY
            OWNED BY              6.        SHARED VOTING POWER
              EACH                ----------------------------------------------
           REPORTING
             PERSON               7.        SOLE DISPOSITIVE POWER
              WITH                          343,000
                                  ----------------------------------------------
                                  8.        SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           343,000
--------------------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [  ]

--------------------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.0%
--------------------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON *

           IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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CUSIP NO. 248221103                   13G                      PAGE 2 OF 6 PAGES
-------------------                                            -----------------




1.         NAME OF REPORTING PERSONS
           SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           SYMONDS TRUST COMPANY, LTD.
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (a)  [ x ]
                                                                      (b)  [   ]
--------------------------------------------------------------------------------
3.         SEC USE ONLY

--------------------------------------------------------------------------------
4.         CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES
--------------------------------------------------------------------------------
                                  5.        SOLE VOTING POWER

           NUMBER OF                        343,000
             SHARES
          BENEFICIALLY            ----------------------------------------------
            OWNED BY              6.        SHARED VOTING POWER
              EACH
           REPORTING              ----------------------------------------------
             PERSON
              WITH                7.        SOLE DISPOSITIVE POWER
                                            343,000
                                  ----------------------------------------------
                                  8.        SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           343,000
--------------------------------------------------------------------------------
10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [  ]

--------------------------------------------------------------------------------
11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           8.0%
--------------------------------------------------------------------------------
12.        TYPE OF REPORTING PERSON *

           IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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ITEM 1.

         (a)      Name of Issuer:

                   Denali Incorporated
                  --------------------------------------------------------------

         (b)      Address of Issuer's Principal Executive Offices:

                   1360 Post Oak Blvd., Suite 2250
                  --------------------------------------------------------------
                   Houston, Texas 77056
                  --------------------------------------------------------------

ITEM 2.

         (a)      Name of Person Filing:

                   J. Taft Symonds
                  --------------------------------------------------------------
                   Symonds Trust Company, Ltd.
                  --------------------------------------------------------------

         (b)      Address of Principal Business Office or, if none, Residence:

                   J. Taft Symonds
                  --------------------------------------------------------------
                   2040 North Loop West, Suite 200
                  --------------------------------------------------------------
                   Houston, Texas 77018
                  --------------------------------------------------------------
                   Symonds Trust Company, Ltd.
                  --------------------------------------------------------------
                   2040 North Loop West, Suite 200
                  --------------------------------------------------------------
                   Houston, Texas 77018
                  --------------------------------------------------------------

         (c)      Citizenship: United States
                              --------------------------------------------------
         (d)      Title of Class of Securities: Common Stock, $0.01 par value
                                               ---------------------------------
         (e)      CUSIP Number: 248221103
                               -------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13-d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [  ]  Broker or Dealer registered under Section 15 of the Act.

         (b)      [  ]  Bank as defined in section 3(a)(6) of the Act.

         (c)      [  ]  Investment Company as defined in section 3(a)(19) of the
                        Act.

         (d)      [  ]  Investment Company registered under section 8 of the
                        Investment Company Act.

         (e)      [  ]  Investment Adviser registered under section 203 of the
                        Investment Advisers Act of 1940.

         (f)      [  ]  Employee benefit plan, pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or endowment fund; see 13d-1(b)(1)(ii)(F).

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         (g)     [  ]   Parent holding company, in accordance with Rule
                        13d-1(b)(ii)(G). See Item 7.

         (h)     [  ]   Group, in accordance with Rule 13d-1(b)(ii)(H).

ITEM 4.  OWNERSHIP.

         If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of a month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that and identify those shares which there is a right to acquire.

         (a)   Amount Beneficially Owned: 343,000 shares                       .
                                         --------------------------------------

         (b)   Percent of Class:   8.0%                                        .
                                -----------------------------------------------

         (c)   Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote 343,000 shares   .
                                                              -----------------

               (ii)  shared power to vote or to direct the vote                .
                                                                ----------------

               (iii) sole power to dispose or to direct the disposition of

                     343,000 shares .
                     --------------

               (iv)  shared power to dispose or to direct the disposition of
                                      .
                     -----------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See Exhibit 1.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.




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ITEM 10.  CERTIFICATION.

         Not applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: April 29, 1998

                                          /s/ J. TAFT SYMONDS
                                          --------------------------------------
                                                     J. Taft Symonds

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: April 29, 1998                    SYMONDS TRUST COMPANY, LTD.


                                         By: /s/ J. TAFT SYMONDS
                                            ------------------------------------
                                                J. Taft Symonds, President





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                                 EXHIBIT INDEX


Exhibit 1 - Identification of Members of the Group

Exhibit 2 - Joint Statement Pursuant to Rule 13d-1(k)(1)